Exhibit 10.3

GUARANTY

This Guaranty (the “Guaranty”), dated and effective as of December 31, 2008, and is made and entered into by ST. THOMAS MORE, LLC, a Nevada limited liability company (“Guarantor”) with reference to the following facts:

R E C I T A L S

A.           St. Thomas More Dialysis Center, LLC, a Maryland limited liability company (“Dialysis”) and DCA of Hyattsville, LLC, a Maryland limited liability company (“Purchaser”) are parties to that certain Asset Purchase Agreement, dated as of December 31, 2008 (the “Purchase Agreement”).

B.           In the event Closing (as defined in the Purchase Agreement) occurs under the Purchase Agreement, Guarantor has agreed to execute this Guaranty in favor of Purchaser to guaranty the performance by Dialysis of the General Covenants (as defined in the Purchase Agreement) for a period of eighteen (18) months following Closing Date (as defined in the Purchase Agreement) under the Purchase Agreement (the “Survival Period”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

A G R E E M E N T

1.           Recitals.   Each and all of the foregoing recitals of background facts are incorporated herein by this reference as though set forth herein verbatim.

2.           Definition of Terms Used Herein.   The capitalized terms in this Guaranty shall have the meanings set forth in the Purchase Agreement unless otherwise expressly indicated herein.

3.           Guaranty.

  3.1           Guarantor guarantees the performance by Dialysis of the General Covenants of Dialysis under the Purchase Agreement during the Survival Period.  This Guaranty is an absolute guaranty of payment and performance and not of collection.

  3.2           If Purchaser determines that Dialysis has defaulted on, or breached or violated any of its General Covenants of Dialysis under the Purchase Agreement and such default is not cured within ten (10) business days following written notice from Purchaser to Dialysis and Guarantor, then Purchaser shall have the right to pursue an action against Guarantor for the actual damages (excluding consequential, speculative and punitive damages) incurred by Purchaser directly related to such breach or default of by Dialysis of its General Covenants.  Any action that is not brought by Purchaser against Guarantor prior to the end of the Survival Period shall thereafter be barred; provided that Purchaser delivers to the Guarantor during the Survival Period a written notice (i) stating its intention to file a legal action against the Guarantor, and (ii) setting forth in reasonable detail the grounds for such legal action, then Purchaser shall have an additional thirty (30) calendar days following the conclusion of the Survival Period in which to file, and serve upon the Guarantor, the complaint in such legal action.

  3.3           No member or employee of Guarantor shall have any personal liability, directly or indirectly, under or in connection with the Guaranty except for any acts of a member or employee of Guarantor of intentional fraud or intentional misrepresentation.

  3.4           Notwithstanding anything to the contrary contained herein:  (a) Guarantor shall have no liability (and Purchaser shall make no claim against Guarantor, or any member or employee of Guarantor) under this Guaranty or any document executed by Guarantor in connection with this Guaranty, unless the valid claims by Purchaser under this Guaranty collectively aggregate to more than Ten Thousand Dollars ($10,000); (b) the liability of Guarantor under this Agreement and such documents shall not exceed, in the aggregate, an amount equal to Six Million Dollars ($6,000,000) under any circumstances; and (c) in no event shall Guarantor be liable for any consequential, special or punitive damages.  The provisions of this Section 3.4 shall not apply to any acts by Guarantor of intentional fraud or intentional misrepresentation.

4.           General Provisions.

  4.1           Guarantor agrees to pay, upon Purchaser’s demand, Purchaser’s reasonable out-of-pocket costs and expenses, including but not limited to attorneys’ fees, costs and disbursements, incurred in any effort to collect or enforce the obligations of Guarantor under this Guaranty, regardless whether any lawsuit is filed, and in the representation of Purchaser in any insolvency, bankruptcy, reorganization or similar proceeding relating to Dialysis or Guarantor. Until paid to Purchaser, such sums will bear interest from the date such costs and expenses are incurred at the rate of eight percent (8%) per annum.

  4.2           No provision of this Guaranty or Purchaser’s rights hereunder may be waived or modified nor can Guarantor be released from its obligations hereunder except by a writing executed by Purchaser. No such waiver shall be applicable except in the specific instance for which given.  All remedies of Purchaser against Dialysis and Guarantor are cumulative, except that the aggregate liability of Dialysis and Guarantor shall not exceed the aggregate amount in Section 3.4(b) of this Guaranty.  This Guaranty shall be governed by and construed under the laws of the State of Maryland and venue for any action under this Guaranty shall be in Prince George’s County, Maryland.  The provisions of this Guaranty will bind and benefit the heirs, executors, administrators, legal representatives, successors and assigns of Dialysis and Guarantor and will inure to and benefit the Purchaser and its administrators, legal representatives, successors and assigns.

  4.3           In the event of a sale or other disposition by Guarantor of all or substantially all of its assets prior to the conclusion of the Survival Period, the acquirer of such asssets shall be deemed a “successor” Guarantor for purposes of this Guaranty.

IN WITNESS WHEREOF, GUARANTOR has caused its duly authorized officer to execute this Guaranty of Lease as of this 31st day of December, 2008.

ST. THOMAS MORE, LLC,
a Nevada limited liability company

By:	ST. THOMAS MORE FACILITY, LLC,
a Maryland limited liability company
Its: Member

	By:	G&L ST. THOMAS MORE, LLC,
a Nevada limited liability company
Its: Venture Manager

		By:	G&L SENIOR CARE PROPERTIES, LLC,
a Nevada limited liability company
Its: Member

			By:	/s/ Steven D. Lebowitz
Steven D. Lebowitz
Its: Managing Director